Exhibit 99.1

Tabula Rasa HealthCare Announces Fourth Quarter and Full Year 2019 Results

MOORESTOWN, N.J., February 27, 2020 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company advancing the field of medication safety, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Full Year 2019 Highlights

•	Total revenue increased 39% to $284.7 million;
•	Non-GAAP Adjusted EBITDA increased 29% to $37.9 million;
•	Non-GAAP Adjusted diluted EPS increased to $0.79 from $0.77;
•

Product revenue increased 22% to $137.1 million, driven by growth in the number of participants enrolled in PACE organizations of 14% and an incremental $9.8 million of cross-sell revenue recognized during 2019; and

•

Service revenue increased 61% to $147.6 million, driven by contributions from acquisitions throughout 2018 and the first quarter of 2019 ($40.3 million) and 17% organic growth within our service offerings, led by continued strong growth from our medication risk management clinical programs.

“I’m pleased to report a solid end to our 2019 fiscal year, a year in which we generated 20% organic growth, aggressively invested in sales personnel in order to advance future growth, continued to advance our unique medication risk identification and mitigation technology platform, and completed the major acquisition of PrescribeWellness in the first quarter of 2019, further diversifying our revenue mix towards services, including SaaS. Our core PACE market continues to exhibit strong growth, driven by new PACE organizations and existing organizations opening new centers, higher enrollment of participants at existing clients aided by the PACE 2.0 Initiative, and our comprehensive CareVention family of product offerings that we believe remain under-penetrated,” said Calvin H. Knowlton, PhD, TRHC’s Chairman and Chief Executive Officer.

Dr. Knowlton continued, “As we outlined at our recent investor day in New York on January 29, 2020, in addition to our ongoing focus on cross-sell activities within the PACE market to increase our average per member per month (“PMPM”), our additional key 2020 growth drivers are: 1) accelerating the adoption of our MedWise solutions by health plans across all lines of business (i.e. Medicare, Medicaid, and commercial) and 2) increasing the number of pharmacists licensing the MedWise platform. We signed important new deals in 2019, and during the fourth quarter including Magellan and BCBS of Arkansas, and have begun to see real interest from pharmacies outside of our MedWise pilot, validating our strategy to propagate the use of MedWise across new populations and in new settings. Lastly, we are our excited about the new opportunities building in our sales pipeline for 2020.”

Fourth Quarter of 2019 Results

All comparisons, unless otherwise noted, are to the three months ended December 31, 2018.

•

Total revenue - Total revenue increased 28% to $73.2 million. Total revenue included product revenue of $37.8 million, an increase of 25%, largely driven by an increase in the number of participants enrolled in existing clients, the onboarding of new clients, and cross-sell efforts. Service revenue increased 30% to $35.4 million, driven by expanded services offered to existing clients as well as a contribution from recent acquisitions, the latter of which accounted for 14 percentage points of growth. Software as a service related revenue represented 18% of total revenue as compared to 8% for the three months ended December 31, 2018.

•

Gross margin - Gross margin, excluding depreciation and amortization expense, a non-GAAP measure, was 34.3% compared to 32.8%. The year-over-year increase is a result of improved margins in both product and service revenue, the former due to the transition to a new prime vendor in the second quarter of 2019 and the latter due to a growing mix of SaaS revenue.

•

Non-GAAP Adjusted EBITDA - Non-GAAP Adjusted EBITDA was $8.0 million compared to $8.5 million. Non-GAAP Adjusted EBITDA margin decreased to 10.9% from 14.7%. The decrease in Non-GAAP Adjusted EBITDA was due to increased expenses related to acquisition integration activities and increased investments across all operational areas to drive future growth.

•

GAAP Net loss - Net loss was $6.8 million compared to a net loss of $10.6 million. The primary factors contributing to the net loss were stock-based compensation expense of $6.3 million, depreciation and amortization of $9.8 million, and interest expense of $4.5 million primarily related to TRHC’s convertible senior subordinated notes due 2026.

•

GAAP EPS - Net loss per diluted share was $0.33, compared to a net loss per diluted share of $0.54. The net loss per share calculations were based on a diluted share count of 20.9 million for the fourth quarter of 2019, compared to 19.4 million shares for the same period in 2018.

•

Non-GAAP EPS - Non-GAAP Adjusted net income per diluted share, or Adjusted Diluted EPS, was $0.13 as compared to $0.21 in the fourth quarter of 2018. The net income per share calculations were based on a diluted share count of 23.0 million for the fourth quarter of 2019, compared to 22.8 million for the same period in 2018.

•

Cash - Unrestricted cash at the end of the fourth quarter was $42.5 million as compared to $47.3 million at September 30, 2019 and $20.3 million at December 31, 2018. No amounts were drawn on TRHC’s $60 million line of credit at the end of the fourth quarter of 2019.

Full Year 2019 Results

All comparisons, unless otherwise noted, are to the twelve months ended December 31, 2018.

•

Total revenue - Total revenue for the year ended December 31, 2019 increased 39% to $284.7 million. Total revenue included product revenue of $137.1 million, an increase of 22%, largely driven by an increase in the number of participants enrolled in existing clients, the onboarding of new clients, and cross-sell efforts. Service revenue increased 61% to $147.6 million, driven by expanded services offered to existing clients as well as a contribution from recent acquisitions, the latter of which accounted for 44 percentage points of growth. Software as a service related revenue represented 16% of 2019 total revenue as compared to 4% for 2018.

•

Gross margin- Gross margin, excluding depreciation and amortization expense, a non-GAAP measure, was 36.3% compared to 32.6%. The year-over-year increase is a result of the continued shift towards service revenue from product revenue, which represented 52% of total revenue as compared to 45%, as well as material improvement in both product (25.4% as compared to 24.7%) and service margins (46.5% as compared to 42.4%).

•

Non-GAAP Adjusted EBITDA - Non-GAAP Adjusted EBITDA was $37.9 million compared to $29.3 million, an increase of 29% driven by our strong organic growth. Non-GAAP Adjusted EBITDA margin decreased to 13.3% from 14.4% for the reasons cited above.

•

GAAP Net loss - Net loss was $32.4 million compared to a net loss of $47.3 million. The primary factors contributing to the net loss were stock-based compensation expense of $27.3 million, depreciation and amortization of $34.3 million, and interest expense of $16.0 million primarily related to TRHC’s convertible senior subordinated notes due 2026.

•

GAAP EPS - Net loss per diluted share was $1.57, compared to a net loss per diluted share of $2.48. The net loss per share calculations were based on a diluted share count of 20.6 million for 2019, compared to 19.1 million shares for 2018.

•

Non-GAAP EPS - Adjusted Diluted EPS, was $0.79 as compared to $0.77 for 2018. The net income per share calculations were based on a diluted share count of 22.9 million for 2019, compared to 22.0 million for 2018.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results for both the fourth quarter and full year results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

First Quarter 2020 Guidance: Revenue for the first quarter of 2020 ending on March 31st is expected to be in the range of $68.5 million to $73.5 million. Net loss is expected to be in the range of $13.2 million to $12.5 million. Adjusted EBITDA is expected to be in the range of $4.0 million to $5.0 million. Adjusted EBITDA in the first quarter of each fiscal year historically has been materially lower than the remaining quarters due to the seasonality of the MTM offering, and that is expected to be the case once again in 2020.

Full Year 2020 Guidance: Revenue for the full fiscal year 2020 ending on December 31st is expected to be in the range of $332 million to $352 million. Net loss is expected in the range of $31 million to $27 million. These net loss projections do not include any future adjustments to contingent consideration liabilities related to a prior acquisition. Non-GAAP Adjusted EBITDA is expected to be in the range of $46 million to $52 million.

Quarterly Conference Call

As previously announced, TRHC will hold a conference call with members of executive management to discuss its fourth quarter and full year 2019 performance today, Thursday, February 27, 2020, at 5:00 p.m. ET. Stockholders and interested participants may listen to a live broadcast of the conference call by dialing 844-413-0947 or 216-562-0423 for international callers, and referencing participant code 9977524 approximately 15 minutes prior to the call. A live webcast of the conference call will be available on the investor relations section of TRHC’s website (ir.trhc.com) and an audio file of the call will also be archived and available for replay approximately two hours after the live event for a period of 90 days thereafter at ir.trhc.com. After the conference call, a replay will be available until March 5, 2020 and can be accessed by dialing 855-859-2056 or 404-537-3406 for international callers, and referencing participant code 9977524.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs, and manage risk. TRHC provides solutions for a range of payers, providers, and other healthcare organizations. For more information, visit: www.trhc.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Gross margin is calculated as total revenue minus total cost of revenue, exclusive of depreciation and amortization  (as presented in the Consolidated Statements of Operations), as a percentage of total revenue. Product margin is calculated as product revenue minus cost of product revenue, exclusive of depreciation and amortization (as presented in the Consolidated Statements of Operations), as a percentage of product revenue. Service margin is calculated as service revenue minus cost of service revenue, exclusive of depreciation and amortization (as presented in the Consolidated Statements of Operations), as a percentage of service revenue.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration (income) expense, acquisition-related expense, severance expense related to the termination of two members of senior management in 2018 and stock-based compensation related expense. TRHC defines Adjusted Diluted EPS as net income or loss before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, amortization of debt discount and issuance costs, acquisition-related expense, stock-based compensation related expense, severance expense related to the termination of two members of senior management in 2018 and the tax impact of using a normalized tax rate on pre-tax income adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company’s future earnings discussions and, therefore, their inclusion should provide consistency in the company’s financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, included in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC and the financial and operating performance of TRHC, including with respect to international expansion and integration of recent acquisitions. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; our ability to cross-sell our product offerings; our ability to diversify our product offerings; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 1, 2019, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2019	2018
Assets
Current assets:
Cash	$42,478	$20,278
Restricted cash	4,103	4,751
Accounts receivable, net	29,123	27,950
Inventories	3,700	3,594
Prepaid expenses	4,299	2,573
Other current assets	10,835	4,165
Total current assets	94,538	63,311
Property and equipment, net	15,798	11,865
Operating lease right-of-use assets	22,100	—
Software development costs, net	18,501	8,248
Goodwill	150,760	108,213
Intangible assets, net	189,413	77,206
Deferred income tax assets	—	75
Note receivable	—	1,000
Other assets	1,281	1,039
Total assets	$492,391	$270,957
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt and finance leases, net	$125	$945
Current operating lease liabilities	4,350	—
Acquisition-related contingent consideration	—	43,397
Accounts payable	8,622	14,830
Accrued expenses and other liabilities	26,906	16,556
Total current liabilities	40,003	75,728
Line of credit	—	45,000
Long-term debt and finance leases, net	226,294	152
Noncurrent operating lease liabilities	21,017	—
Long-term acquisition-related contingent consideration	10,800	7,800
Deferred income tax liability	8,656	—
Other long-term liabilities	73	3,268
Total liabilities	306,843	131,948

Stockholders' equity:
Common stock	2	2
Treasury stock	(3,865)	(3,825)
Additional paid-in capital	288,345	209,330
Accumulated deficit	(98,934)	(66,498)
Total stockholders’ equity	185,548	139,009
Total liabilities and stockholders’ equity	$492,391	$270,957

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Product revenue	$37,810	$30,157	$137,130	$112,760
Service revenue	35,413	27,153	147,577	91,510
Total revenue	73,223	57,310	284,707	204,270
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	28,084	22,928	102,351	84,935
Service cost	20,006	15,609	79,004	52,734
Total cost of revenue, exclusive of depreciation and amortization	48,090	38,537	181,355	137,669
Operating expenses:
Research and development	5,090	3,707	21,739	12,222
Sales and marketing	6,668	2,682	25,273	9,667
General and administrative	12,116	7,952	50,897	28,181
Change in fair value of acquisition-related contingent consideration (income) expense	(700)	9,083	3,816	49,468
Depreciation and amortization	9,757	4,692	34,276	16,802
Total operating expenses	32,931	28,116	136,001	116,340
Loss from operations	(7,798)	(9,343)	(32,649)	(49,739)
Interest expense, net	4,544	491	15,986	906
Loss before income taxes	(12,342)	(9,834)	(48,635)	(50,645)
Income tax (benefit) expense	(5,518)	731	(16,199)	(3,376)
Net loss	$(6,824)	$(10,565)	$(32,436)	$(47,269)
Net loss per share, basic and diluted	$(0.33)	$(0.54)	$(1.57)	$(2.48)
Weighted average common shares outstanding, basic and diluted	20,924,638	19,421,622	20,622,258	19,098,294

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(32,436)	$(47,269)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	34,276	16,802
Amortization of deferred financing costs and debt discount	10,877	103
Deferred taxes	(16,353)	(3,648)
Stock-based compensation	27,278	10,361
Change in fair value of acquisition-related contingent consideration	3,816	49,468
Acquisition-related contingent consideration paid	(24,480)	—
Other noncash items	20	51
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	1,444	(9,456)
Inventories	(106)	(799)
Prepaid expenses and other current assets	(7,705)	(1,651)
Other assets	(269)	(460)
Accounts payable	(7,809)	(778)
Accrued expenses and other liabilities	5,712	2,599
Other long-term liabilities	(80)	507
Net cash (used in) provided by operating activities	(5,815)	15,830

Cash flows from investing activities:
Purchases of property and equipment	(7,474)	(4,988)
Software development costs	(14,487)	(5,558)
Purchases of intangible assets	(1,202)	(30)
Issuance of note receivable	—	(1,000)
Proceeds from repayment of note receivable	1,000	—
Acquisitions of businesses, net of cash acquired	(158,762)	(32,232)
Net cash used in investing activities	(180,925)	(43,808)

Cash flows from financing activities:
Payments for repurchase of common stock	—	(2,866)
Proceeds from exercise of stock options	3,702	3,523
Proceeds from disgorgement of short swing profits	—	156
Payments for debt financing costs	(9,630)	(175)
Borrowings on line of credit	—	45,000
Repayments of line of credit	(45,000)	—
Payments of equity offering costs	—	(364)
Payments of acquisition-related contingent consideration	(29,062)	(1,646)
Repayments of long-term debt and finance leases	(968)	(1,051)
Proceeds from issuance of convertible senior subordinated notes	325,000	—
Proceeds from sale of warrants	65,910	—
Purchase of convertible note hedges	(101,660)	—
Net cash provided by financing activities	208,292	42,577
Net increase in cash and restricted cash	21,552	14,599
Cash and restricted cash, beginning of year	25,029	10,430
Cash and restricted cash, end of year	$46,581	$25,029

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(6,824)	$(10,565)	$(32,436)	$(47,269)
Add:
Interest expense, net	4,544	491	15,986	906
Income tax (benefit) expense	(5,518)	731	(16,199)	(3,376)
Depreciation and amortization	9,757	4,692	34,276	16,802
Change in fair value of acquisition-related contingent consideration (income) expense	(700)	9,083	3,816	49,468
Severance expense	—	—	—	390
Acquisition-related expense	448	778	5,200	1,901
Stock-based compensation related expense	6,295	3,279	27,278	10,499
Adjusted EBITDA	$8,002	$8,489	$37,921	$29,321

	Three Months Ended December 31,				Year Ended December 31,
	2019		2018		2019		2018
Reconciliation of diluted net loss per share to Adjusted Diluted EPS
GAAP net loss, basic and diluted, and net loss per share, basic and diluted	$(6,824)	$(0.33)	$(10,565)	$(0.54)	$(32,436)	$(1.57)	$(47,269)	$(2.48)
Adjustments:
Change in fair value of acquisition-related contingent consideration (income) expense	(700)		9,083		3,816		49,468
Amortization of acquired intangibles	7,006		3,202		25,684		11,151
Amortization of debt discount and issuance costs	3,089		—		10,595		—
Acquisition-related expense	448		778		5,200		1,901
Stock-based compensation related expense	6,295		3,279		27,278		10,499
Severance expense	—		—		—		390
Impact to income taxes	(6,328)		(1,097)		(22,044)		(9,220)
Adjusted net income and Adjusted Diluted EPS	$2,986	$0.13	$4,680	$0.21	$18,093	$0.79	$16,920	$0.77

(1)     The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax (loss) income adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	20,924,638	19,421,622	20,622,258	19,098,294
Adjustments:
Weighted average dilutive effect of stock options	1,357,010	1,861,001	1,522,196	1,747,882
Weighted average dilutive effect of restricted stock	639,806	911,865	762,665	863,067
Weighted average dilutive effect of contingent shares	75,240	617,026	39,088	261,266
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	22,996,694	22,811,514	22,946,207	21,970,509

(1)     TRHC accounts for the convertible senior subordinated notes utilizing the Treasury Stock Method as it intends to settle the notes entirely or partly in cash. Under this method, the underlying shares of TRHC common stock issuable upon conversion of the notes are excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeds their conversion price of $69.95 per share. For the three months and full year ended December 31, 2019, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded TRHC’s average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended March 31, 2020		Year Ended December 31, 2020
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(13.2)	$(12.5)	$(31.2)	$(26.7)
Add:
Interest expense	4.7	4.7	19.1	19.1
Income tax benefit	(4.7)	(4.4)	(11.0)	(9.5)
Depreciation and amortization	10.0	10.0	40.9	40.9
Stock-based compensation expense	7.0	7.0	28.0	28.0
Acquisition-related expense	0.2	0.2	0.2	0.2
Adjusted EBITDA	$4.0	$5.0	$46.0	$52.0

Contact:

Frank Sparacino

fsparacino@TRHC.com

T: 866-648-2767

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829